Exhibit 99.1

PriceSmart Announces Agreement to Sell Philippines Interest

San Diego, CA, August 8, 2005 – PriceSmart, Inc. (NASDAQ:PSMT) announced it has entered into an agreement to sell its interest in its PriceSmart Philippines subsidiary and resolve all outstanding litigation between PriceSmart and E-Class Corporation, one of the minority shareholders of PriceSmart Philippines and its affiliates. The sale is expected to be completed by August 20, 2005, but is subject to a number of conditions.

Under the terms of the agreement, PriceSmart has agreed to transfer its shares in PriceSmart Philippines to one of the current minority shareholders in PriceSmart Philippines, in exchange for dismissal of all pending litigation in the Philippines and San Diego, a mutual release of all claims, and agreements by E-Class Corporation and its principal, William Go, to indemnify PriceSmart and hold it harmless for any and all claims relating to the business. Among other things, E-Class, Go and PriceSmart Philippines would indemnify PriceSmart for any claims made by lenders under guaranties previously given by PriceSmart with respect to approximately $6 million of debt borrowed by PriceSmart Philippines. E-Class and Go also agreed to become directly liable for $ 9.5 million of debt currently owed by PriceSmart Philippines to PriceSmart. PriceSmart will continue to make available US exports to PriceSmart Philippines on a COD basis and will provide information technology services for an agreed upon period of time.

Completion of the transaction is subject to E-Class’ delivery of proof of dismissals of civil and criminal proceedings pending against PriceSmart and certain of its officers and employees. If E-Class and Go fail to deliver proof of such dismissals or if either of them initiates or pursues litigation against PriceSmart or any of its officers or employees before August 20, E-Class’ shares in PriceSmart Philippines, which have been deposited into escrow, would be transferred to PriceSmart.

Assuming that the sale is consummated by August 20, PriceSmart expects to take a charge to earnings in the Company’s fiscal fourth quarter currently estimated to be $20 million to write-off amounts owed to PriceSmart by PriceSmart Philippines primarily related to past merchandise shipments as well as the write-down of certain assets to expected net realizable value.

Commenting on the transaction, PriceSmart’s CEO Robert Price said: “During the past few years, our management team has worked very hard to reach profitability in the PriceSmart Philippines operation. Unfortunately, we have not been successful. It is our hope that local Philippine ownership will provide a better opportunity for success thereby benefiting our employees and members. In addition, PriceSmart is likely to experience improved financial results by the elimination of operating losses and negative cash flow associated with PriceSmart Philippines. Finally, all parties will benefit from the resolution of all outstanding litigation which is costly and a major distraction to management.”

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Central America, the Caribbean, and the Philippines, selling high quality merchandise at low prices to PriceSmart members. PriceSmart now operates 26 warehouse clubs in 12 countries and one U.S. territory (four each in Panama and the Philippines; three in Costa Rica; two each in Dominican Republic, El Salvador, Guatemala, Honduras, and Trinidad; and one each in Aruba, Barbados, Jamaica, Nicaragua and the United States Virgin Islands).

This press release may contain forward-looking statements concerning the Company’s anticipated future revenues and earnings, adequacy of future cash flow and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “scheduled,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including the following risks: the Company had a substantial net loss in fiscal 2004, a net loss in the first six months of 2005, and may continue to incur losses in future periods; if the Company fails to comply with covenants governing its indebtedness, the lenders may elect to accelerate the Company’s indebtedness and foreclosure on the collateral pledged to secure the indebtedness; the Company’s financial performance is dependent on international operations which exposes the Company to various risks; any failure by the Company to manage its widely dispersed operations could adversely affect the Company’s business; although the Company has taken and continues to take steps to improve significantly its internal controls, there may be material weaknesses or significant deficiencies that the Company has not yet identified; the Company is currently defending litigation relating to its financial restatement; the Company faces significant competition; the Company faces difficulties in the shipment of and inherent risks in the importation of merchandise to its warehouse clubs; the success of the Company’s business requires effective assistance from local business people and, as a result, existing disputes with minority interest shareholders or other disputes with local business people upon whom the Company depends could adversely affect the Company’s business; the Company is exposed to weather and other risks associated with international operations; declines in the economies of the countries in which the Company operates its warehouse clubs would harm its business; a few of the Company’s stockholders have control over the Company’s voting stock, which will make it difficult to complete some corporate transactions without their support and may prevent a change in control; the loss of key personnel could harm the Company’s business; the Company is subject to volatility in foreign currency exchange; the Company faces the risk of exposure to product liability claims, a product recall and adverse publicity; a determination that the Company’s long-lived or intangible assets have been impaired could adversely affect the Company’s future results of operations and financial position; and the Company faces increased costs and compliance risks associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002; as well as the other risks detailed in the Company’s SEC reports, including the Company’s Form 10-Q filed pursuant to the Securities Exchange Act of 1934 on July 15, 2005. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.

For further information, please contact Robert E. Price, Interim Chief Executive Officer (858) 551-2336; or John M. Heffner, Executive Vice President and Chief Financial Officer (858) 404-8826.